PERSONAL & CONFIDENTIAL
December 7, 2018
Brian Leen
1460 W. Canal Court #100
Littleton, CO 80120
Notice of Layoff
Advanced Emissions Solutions, Inc.
Dear Brian:
We regret to inform you that your position is being eliminated, effective December 7, 2018 (the "Separation Date"). Please review the information in this Notice of layoff (the "Notice") and the Release of Claims and Separation Agreement (the "Release") (the Notice and the Release are, collectively, the "Agreement"), as well as the packet of information provided to you.
Subject to the definitions, payment schedules, and terms and conditions in the attached Release, the Company is offering you the following Severance Compensation (subject to applicable taxes and withholdings), which will become effective as of the Effective Date:

•
"Separation Pay" equal to 52 weeks' Base Salary in the amount of $ 494,537, plus $321,687, equal to your Bonus Target level of $494,537, less the anticipated amount of Board Fees scheduled to be received by you in the course of 2019 (comprised of the $147,850 ADES director retainer plus a $25,000 special committee fee).

•	If you elect to continue your health insurance coverage under COBRA, the Company will pay the premiums for the first six (6) calendar months of medical, dental and vision insurance under COBRA.

•
"Bonus Pay," at your target bonus level for 2018, in the amount of $494,537, which shall be inclusive of the prorated bonus amount payable pursuant to Schedule 6.08 (b) of the Purchase and Sale Agreement (" PSA”).

•	If eligible, Safe Harbor 401K contribution to be paid in Quarter 1, 2019 according to the Plan's disbursement schedule.

•
For the avoidance of doubt, nothing in this Agreement shall impact your scheduled payment under the ADA Carbon Solutions, LLC 2016 Retention & Performance Award Plan, as amended effective January 2, 2018 in a certain Amended Participation Certificate (the "2016 Plan”), and you are not required to sign this Agreement in order to receive payment under the 2016 Plan. As set forth in the attached Release, you shall receive a gross payment of $750,000, consistent with the terms of the 2016 Plan.

Separation Pay and Benefits Pay will be paid per the standard bi-weekly payroll process, less required withholdings. Bonus Pay will be paid according to Schedule 6.08(b) of the PSA, less required withholdings.
If you accept the terms of this Agreement, please sign and return one copy of this Notice of Layoff in the at t ached ·self-addressed, stamped envelope within the time period set forth in the Agreement to Human Resources at Advanced Emissions Solutions, 640 Plaza Dr., Suite 270, Highlands Ranch, CO 80129.
Should you have any questions, please contact Ted Sanders at 720-598 -3537 or t ed.sanders@adaes.com.

PLEASE REVIEW CAREFULLY BEFORE SIGNING:
I have carefully read all aspects of this Notice of Layoff and the attached Release of Claims and Separation Agreement, and I execute it voluntarily, fully understanding and accepting all provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with my legal advisors prior to executing this Agreement. I understand that in agreeing to this document, any and all claims I may have against the COMPANY are being waived and released.
I have been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement I have not relied on any statements or explanation made by the COMPANY.
I have had at least forty-five (45) calendar days to consider this Agreement and if I choose to sign this Agreement before the end of that period, it was my personal, voluntary decision to do so.
I understand that I may revoke and cancel the Agreement within seven (7) days after signing it by serving written notice upon COMPANY in accordance with this Agreement.
I understand that if I do not return this Agreement signed by me to the COMPANY upon the expiration of the forty-five day period, this offer will expire.

Sincerely,
Human Resources

EMPLOYEE		COMPANY

/s/ Brian Leen		Advanced Emissions Solutions, Inc. and affiliated companies
[name]
		By:	/s/ L. Heath Sampson
L. Heath Sampson, authorized signatory
Date:	12-17-18

		Date:	December 7, 2018

Disclosure Pursuant to the Older Workers Benefit Protection Act

As indicated in Section D of the attached Release of Claims and Separation Agreement, Employee has been selected for termination of employment due to a change in control of ACS, pursuant to the "PSA", and a resulting realignment and reorganization of COMPANY leadership . All officers of COMPANY and its affiliate ACS were eligible for selection in the program . All employees that have been selected for termination of employment have been or are being offered post-termination severance. A list of those individuals who were considered and selected for termination of employment is as follows :

Title	Age	Selected for Termination
CEO (COMPANY)	47
CFO (COMPANY)	36
General Counsel (COMPANY)	41
CEO (ACS)	50	X
CFO (ACS)	57	X
COO (ACS)	56	X
General Counsel (ACS)	50	X

RELEASE OF CLAIMS AND SEPARATION AGREEMENT

The following Release of Claims and Separation Agreement, as referred to in the Notice of Layoff (collectively the Notice of Layoff and this Release of Claims and Separation Agreement shall be referred to as the "Agreement"), is made by and between the Employee Identified in the Notice of Layoff (referred to as "Employee" "you" "your" "I" or "me") and Advanced Emissions Solutions, Inc. and its affiliated companies (including but not limited to, ADA-ES, Inc., Advanced Clean Energy Solutions, LLC, and ADA Carbon Solutions, LLC ("ACS")), (collectively, "COMPANY"), or herein collectively referred to as the "Parties." You have a period of sixty (60) calendar days after the Separation Date within which to consider the terms of this Agreement. If you accept the terms of this Agreement, you may revoke your acceptance within the following seven (7) days in accordance with Section F of this Agreement. In order to accept this Agreement, you must deliver a signed copy of the Notice of Layoff and this Agreement to Human Resources, ADA-ES, Inc., 640 Plaza Dr., Suite 270, Highlands Ranch, CO 80129 no later than 45 calendar days after your Separation Date.

WHEREAS, Employee' s separation from COMPANY is made in connection with a change in control of ACS, pursuant to a Purchase and Sale Agreement by and among COMPANY, as Purchaser, and Energy Capital Partners I, LP, Energy Capital Partners I-A, LP, Energy Capital Partners 1-B IP, LP, Energy Capital Partners I (Crowfoot IP), LP, and Carbon Solutions Management LLC, as Sellers (the "PSA"'), and a resulting realignment and reorganization of COMPANY leadership.

WHEREAS, Your separation of employment with the COMPANY is effective on the Separation Date; and

WHEREAS, COMPANY has offered a generous and reasonable separation package to Employee, in satisfaction of any contractual rights to severance payment that Employee might have under the Employment Terms letter agreement dated July 18, 2010 (the "Employment Agreement"), and in satisfaction of any of COMPAN'Ys obligations to Employee under the PSA, which benefits Employee would not be entitled to without execution of this Agreement, and which Employee has full y, knowingly, and without coercion accepted in exchange for waiver and release of all past and present claims that Employee may have against COMPANY through Employee ' s signature, execution, and return of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises, agreements, and covenants detailed below, the receipt and sufficiency of which are hereby acknowledged, the parties agree, understand, and consent to their obligations to the following:

AGREEMENT

In consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Definitions:

1.	The "Effective Date" is the eighth day after the date you return a signed copy of this Agreement to COMPANY. You cannot sign this agreement before the Separation Date.

2.	The "Separation Date" is the date stated in the Notice of Layoff and is the date your separation from employment with COMPANY becomes effective.

3.
The "Severance Compensation" is, collectively, the compensation set forth in the Notice of Layoff and Section B below, and is independent of and separate from the payment of earned wages. Without limitation, Severance Compensation includes the following:

a.
As "Separation Pay," the sum stated on the Notice of Layoff payable on the schedule set forth in Section B of this Agreement, which shall comprise salary continuation for a fixed number of months plus any bonus component payable under Employee's Severance Agreement.

b.
As "Benefits Pay," the sum stated on the Notice of Layoff payable on the schedule set forth in Section B of this Agreement, paid in lieu of any medical, dental, or vision coverage you have currently elected (the "Benefits”), if any. The Benefits Pay is equivalent to a fixed number of months of payment of your elected Benefits at Consolidated Omnibus Budget Reconciliation Act (COBRA) rates (the "Benefits Period”), if any.

c.	As "Bonus Pay," your target 2018 bonus, which shall satisfy and meet or exceed any obligation of the COMPANY to make a prorated bonus payment under Section 6.08(b) of the PSA.

Section A - Employee Representations

1.
You represent that all property belonging to the COMPANY, or any of its respective clients or prospective clients, that was obtained by you as a result of your employment has been returned, unless otherwise agreed by you and COMPANY in writing. Property as used in this provision includes, but is not limited to, computers, PDAs, and any confidential or proprietary documents, information or materials.

2.	Employee specifically represents, warrants, and confirms that Employee:

a.	has not filed any claims, complaints, or actions of any kind against COMPANY with any court of law, or local, state, or federal government or agency;

b.	has been properly paid for all hours worked for COMPANY;

c.	has received all commissions, bonuses, and other compensation due to the Employee; and
d.has not engaged in any unlawful conduct relating to the business of COMPANY.
Section B - COMPANY'S Consideration

1.	COMPANY will, in consideration for your releases and promises set forth in this Agreement, pay you the following as Severance Compensation:

a.
COMPANY will pay you the Separation Pay, as such term is defined in the Notice of Layoff, less all applicable deductions and withholdings required by law. This amount will be paid to you in bi-weekly installments, and will pay out on the COMPANY's regular pay period schedule until you have received the entire Separation Pay. Your Separation Pay, including Benefits Pay as described below, shall begin on the first payroll date following the Separation Date; provided, however, that should you 1) fail to timely execute the Agreement, or 2) rescind the Agreement after its execution, the Payments shall immediately cease, you shall have no further right to any Separation Pay, and you shall be liable to reimburse COMPANY for any Separation Pay previously paid to you under this Agreement. Payments will be paid by direct deposit into the account you have designated for payroll deposits. The Separation Pay will also be included in your relevant W-2 gross wages and taxes paid by COMPANY and reflected on the final W-2 issued to you by the COMPANY. You are and shall be solely responsible for any and all federal, state and local taxes that may be owed by you by virtue of the receipt of any portion of the monetary payment provided under this Agreement; and

b.
COMPANY will pay you, in lieu of medical, dental, and vision benefits, the Benefits Pay in the same bi-weekly manner as the Separation Pay. It is your responsibility to complete all necessary steps to obtain Benefits coverage; and

c.
COMPANY will pay you the Bonus Pay, your target 2018 individual bonus target, calculated as if your individual multiplier was 100% achievement, paid on the same date that prorated bonuses are paid to other similarly situated employees of ACS under Section 6. 08(b) of the PSA; and

d.
COMPANY will make a prorated safe harbor contribution on your behalf to the Advanced Emissions Solutions, Inc. Profit Sharing Retirement Plan (the "401k") for the plan year. Safe Harbor funds will not be applied to any Severance Compensation.

e.
Pursuant to the ADA Carbon Solutions, LLC 2016 Retention & Performance Award Plan, as amended effective January 2, 2018 in a certain Amended Participation Certificate (the "2016 Plan"), which 2016 Plan is incorporated herein by reference, Company hereby agrees you shall be paid a gross payment of $750,000 consistent with the terms of the 2016 Plan.

2.
COMPANY has not made any representations of any kind to Employee regarding the tax consequences of the separation payment provided in Section B.1 of the Agreement, and Employee agrees that Employee shall be solely responsible for paying any and all taxes due and owing from Employee as a result of the Separation Pay referenced in Section B.1 above. In addition, Employee agrees to fully defend, indemnify and hold harmless COMPANY from the payment of t axes, interest and/or penalties that are required of Employee by any government agency at any time as a result of payments of the separation payment.

3.
You agree and acknowledge that the Severance Compensation provided under this Waiver and Release are adequate and sufficient and in excess of what you would otherwise be entitled to receive from the COMPANY as a result of termination of your employment.

4.
COMPANY, by entering this Agreement, does not admit that it is legally obligated to make any payment and denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing.

5.	Under no circumstances will you be entitled to the Severance Compensation described herein unless you execute and comply with the terms of this Agreement.

6.	Except as set forth herein, no part of the cash portion of the Severance Compensation will be contributed to any employee benefit plan nor will any contribution, matching or otherwise, be made by COMPANY to any employee benefit plan as a consequence of the Severance Compensation.

7.
From time to time the COMPANY or its affiliates may list job openings for which you are a qualified candidate. You will be eligible to apply for any such job openings provided, however, if you are selected for a job opening and return to employment with COMPANY or any of its affiliates, you will forfeit any remaining Separation Pay and Benefits Pay scheduled but not yet paid under this Agreement.

Section C - Release of COMPANY and Covenant Not To Sue

1.
In consideration for the payments set out in Section B above, you, including for all purposes your heirs, executors, administrators and assigns, hereby forever, unequivocally and unconditionally release and discharge COMPANY, including for all purposes, its past and present officers, directors, managers, employees, affiliates, members, subsidiaries, agents, predecessors, successors and assigns (the "Released Parties"), from and against any and all claims, liabilities, demands, expenses, costs, causes of action or any other obligation to Employee arising out of or in respect to related to Employee's employment with COMPANY from the beginning of time through the Effective Date, including but not limited to: (i) any claims arising under any Federal, or state or local laws in Colorado; (ii) any monetary claims arising under any anti discrimination statute including, but not limited to, the Title VII of the Civil Rights Act of 1964, Equal Pay Act of 1963, Age Discrimination in Employment Act of 1967, Rehabilitation Act of 1973, Sections 501 and 505, Titles I and V of the Americans with Disabilities Act of 1990 and Civil Rights Act of 1991, the Americans with Disabilities Act Amendments Act of 2008, the Colorado Anti-Discrimination Act, and any amendments of all aforementioned laws; (iii) claims for nonpayment of wages or any other compensation, including but not limited to monetary claims arising under the Colorado Wage Act; (iv) claims arising under the Older Workers' Benefits Protections Act of 1990, the Family Medical Leave Act of 1993 and subsequent amendments and the Employee Retirement Income Security Act; (v) claims alleging Tort and Breach of Contract under federal and Colorado laws; (vi) claims under the common laws of Colorado; (vii) claims under any compensation or benefit plan of the COMPANY, including but not limited to claims under any Organization benefit program, incentive, stock, deferred compensation or bonus plans, sick leave, personal leave and vacation pay, and which arose on or before the Effective Date, except that this Agreement shall not waive, release, modify or impair your rights with respect to the Limited Liability Company Agreement of Carbon Solutions Management, LLC (the "CSM LLC Agreement"), if any; (viii) any claims for attorney’s fees or costs; and (ix) C.R.S. § 24-34-402.5. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the COMPANY is a party.

2.
Employee understands that the Agreement represents a full and final settlement and release of all claims arising out of Employee's employment with COMPANY. Employee agrees not to sue, whether alone or with others, any of the Released Parties on any claim released by the Agreement and that, to the extent permitted by law, Employee will refrain from participating in any action, whether administrative, legal or arbitral or seeking individualized relief against any of the Released Parties. Employee agrees to withdraw any claim for individualized relief that Employee may have already filed. Employee warrants that as of the Effective Date, Employee has not filed any charge or claim seeking individualized relief or participated directly or indirectly in any action filed against any Released Parties.

3.
Employee understands and agrees that entry into the Agreement is not and shall not be construed as an admission of liability by COMPANY and Released Parties or an admission that its acts, verbal or written statements, practices or policies violated any federal or state statute, common law duty, constitutional or administrative rule or regulation.

4.
Nothing in the Agreement shall: (1) impose any condition, penalty, or other limitation affecting Employee's right to challenge the release contained herein; (2) unlawfully release Employee's rights under applicable laws; (3) release claims that arise after the Agreement is signed; (4) release Employee's right to file an administrative charge with any state, or federal administrative agency, although Employee's does waive and release Employee's right to recover any individualized relief under such applicable law including without limitation compensatory damages, punitive damages, liquidated damages, or attorneys' fees and costs; (5) prevent or interfere with Employee's ability or right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise required by law; or (6) prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

5.	Employee agrees to cooperate with COMPANY, upon request, to effectuate a seamless transition of Employee's COMPANY responsibilities.

Section D - Disclosure Pursuant to the Older Workers Benefit Protection Act

1.
Employee has been selected for termination of employment due to a change in control of ACS, pursuant to the "PSA", and a resulting realignment and reorganization of COMPANY leadership. All officers of COMPANY and its affiliate ACS were eligible for selection in the program. All employees that have been selected for termination of employment have been or are being offered post-termination severance. A list of those individuals who were considered and selected for termination of employment can be found in the Notice of Termination.

2.
You acknowledge that you were advised to consult with an attorney of your own choosing about this Agreement before signing it. You acknowledge that through your signature below that you have carefully read the foregoing, had sufficient opportunity to deliberate on the same with counsel of your own choosing, know and understand its contents, and sign the same as your free and independent act. You acknowledge that no inducements, representations, or agreements have been made or relied upon to make the Agreement except as stated in the Agreement. Any costs or fees for consultation with private attorneys are the responsibility of the Employee.

3.
Employee has been given a period of sixty (60) days within which to consider the terms of this Agreement (the "Review Period"), which is inclusive of the forty-five (45) calendar day period to which Employee is entitled to consider this

Agreement pursuant to the Age Discrimination in Employment Act ("ADEA”) and the Older Workers Benefit Protection Act (" OWBPA"). Employee may accept the Agreement at any time within those sixty days. If Employee chooses to execute the Agreement prior to the expiration of the sixty day consideration period, such decision will constitute a waiver of the Employee's right to further consider this Agreement within the sixty day period. The offer contained in this Agreement shall expire immediately after the Review Period.

4.
This Agreement cannot be signed until the Separation Date. After acceptance of this Agreement, Employee has seven (7) days in which to rescind Employee's acceptance of the Agreement (the "Revocation Period"). To revoke acceptance of this Agreement, Employee must deliver a written statement of revocation to Human Resources, ADA- ES, Inc., 640 Plaza Dr., Suite 270, Highlands Ranch, CO 80129, that is received before the close of business on the seventh day after you sign the Agreement. At the expiration of the Revocation Period, if COMPANY has not received written notice from Employee of Employee's revocation, the entire Agreement shall become binding and irrevocable. The Release shall become effective at the expiration of the Revocation Period.    In the event Employee revokes the Agreement during the Revocation Period, Employee shall return all copies of this executed Agreement, and the Agreement shall become null and void and shall not serve as evidence for any purpose. Employee further acknowledges that any Severance Pay, Benefits Pay and Bonus amounts to which Employee is not otherwise entitled will cease immediately should Employee 1) fail to timely sign this Agreement, or 2) sign and later rescind this Agreement, and Employee shall thereafter be liable to repay any amounts paid to Employee under this Agreement.

5.
Through this Waiver and Release, Employee is knowingly and voluntarily waiving, releasing and discharging any and all claims of any kind that you have or may have against COMPANY arising under the Age Discrimination in Employment Act of 1967 (as amended). Employee is not waiving any rights or claims that may arise after the date this Agreement becomes effective.

6.
The group of individuals covered by the termination program includes all employees in the COMPANY whose employment is being terminated in the realignment and restructuring during the period from December 2018 - March 2019. All employees in the COMPANY whose employment is being terminated are eligible for the program.

7.	Employee and COMPANY agree that the consideration outlined in Section B of the Agreement will be paid according to the schedule provided in Section B.
Section E - Survival of Restrictive Covenants and Confidentiality Agreements

1.
You acknowledge that you are party to an Employment Agreement with COMPANY, a copy of which has been provided herewith, in which you have assumed Continuing Obligations under the Employment Agreement. Specifically, your Employment Agreement creates Restrictive Covenants that will continue to bind you post employment.

2.
You acknowledge that during your employment, you were a party to the Limited Liability Company Agreement of Carbon Solutions Management, LLC (the "CSM LLC Agreement"), a copy of which has been provided herewith, in which you have assumed Continuing Obligations under the CSM LLC Agreement. Specifically, the CSM LLC Agreement creates Restrictive Covenants that will continue to bind you post-employment and after the termination of the CSM LLC Agreement.

3.
Nothing herein shall be deemed to affect any post-employment obligations you may have pursuant to the Employment Agreement or the CSM LLC Agreement, including, but not limited to, those provisions identified herein. You acknowledge that from time to time you may have transferred employment between COMPANY and one or more of its affiliates, and that your Continuing Obligations apply to all work performed for COMPANY or any of its affiliates.

4.
You acknowledge that by reason of your position with the COMPANY you have been given access to confidential, proprietary or private materials or information with respect to the COMPANY and its affairs. You acknowledge that you have obligations to maintain the confidentiality of this information, including but not limited to under ACS's standard Confidentiality Agreement, a copy of which has been provided herewith, which you agree and acknowledge that you signed in connection with your employment. You represent that you have held all such information confidential and will continue to do so, and that you will not use such information without the prior written consent of the COMPANY.

5.
Notice of Immunity from Liability. Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for reporting a suspected violation of law may disclose the trade secret to the individual's attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Section F - Representation as to Medicare

1.
Employee represents and warrants that Employee is not enrolled in the Medicare program, and has not been enrolled throughout the time of the Released Matters through the date of the Agreement. Employee represents and warrants that the information provided to the Released Parties for confirmation of Employee's Medicare status,including Employee's name, gender, date of birth and Social Security Number, is complete, accurate and current as of the date of the Agreement. Employee will execute the Agreement and a CMS Form Seeking Medicare Information to confirm Employee's eligibility or non-eligibility attached hereto as Exhibit "A."

2.
Employee represents and warrants that no Medicaid payments have been made to or on behalf of Employee and that no liens, claims, demands, subrogated interests or causes of action of any nature or character exist or have been asserted arising from or related to any Released Matters. Employee further agrees that Employee, and no Released Parties, shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted.

3.
Indemnification for Medicare Claims and Medicaid Liens. To the extent that Employee's representations and warranties related to Employee's Medicare status and receipt of medical services and items related to the Released Matters are inaccurate, not current, or misleading, Employee agrees to indemnify and hold harmless COMPANY and Released Parties from any and all claims, demands, liens, subrogated interests, and causes of action of any nature or character that have been or may in the future be asserted by Medicare and/or persons or entities acting on behalf of Medicare, or any other person or entity, arising from or related to the Agreement, the payment of the Settlement Amount, any Conditional Payments made by Medicare, or any medical expenses or payments arising from or related to any Released Matters that is subject to the Agreement, including but not limited to: (a) all claims and demands for reimbursement of Conditional Payments or for damages or double damages based upon any failure to reimburse Medicare for Conditional Payments; (b) all claims and demands for penalties based upon any failure to report, late reporting, or other noncompliance with or violation of Section 111 of MMSEA that is based in whole or in part upon late, inaccurate, or inadequate information provided to Released Parties by Employee or upon any failure of Employee to provide information; and (c) all Medicaid liens. The indemnification obligation includes all damages, double damages, fines, penalties, attorney fees, costs, interest, expenses, and judgments incurred by or on behalf of Released Parties in connection with such claims, demands, subrogated interests, or causes of action. Regardless of the accuracy of the representations and warranties made above, Employee agrees to indemnify and hold the Released Parties harmless for taxes on payments made to Employee and any tax consequences related thereto, except those prohibited by law.

Section F - Miscellaneous

1.
Severability. If a court determines that any provision of this Agreement or portion thereof is invalid or unenforceable, any invalidity or unenforceability will affect only that provision or portion of that provision and shall not make any other provision of this Agreement invalid or unenforceable. Instead, the court shall modify, amend or limit the provision or portion thereof to the extent necessary to render it valid and enforceable.

2.	Receipt of Agreement. You acknowledge that you received this Agreement on the Separation Date.

3.
Entire Agreement. Subject to the survival of certain provisions of your Employment Agreement set forth in Section E above, this Agreement represents the entire agreement and understanding between you and COMPANY, your employment with and separation from COMPANY and the events leading thereto and associated therewith and supersedes and replaces any and all prior agreements and understandings concerning your relationship with COMPANY. This Agreement shall not be modified, amended, supplemented, altered, or varied, nor shall any term or condition contained in this Agreement be waived, except by a written instrument signed by the Parties.

4.
Confidentiality of Agreement. You understand and agree that the terms of, provisions of, and details of the written Agreement, and the nature of discussions resulting in the Agreement (collectively referred herein as "Confidential Information"), are to be strictly held confidential. You agree to keep this Agreement confidential and will not communicate the terms of this Agreement, including the type or amount of severance provided, or the fact that such Agreement exists, to any third party except to your immediate family, accountants, legal or financial advisors, and to COMPANY's officers and employees with a need to know, or as otherwise appropriate or necessary as required by law or court order..

5.
Cooperation. Employee will cooperate with COMPANY, including its affiliates, in any claims or lawsuits where Employee has knowledge of the facts. Employee further agrees that not to voluntarily aid, assist, or cooperate with anyone who has claims against COMPANY or with their attorneys or agents in any claims or lawsuits that such person may bring. Nothing in this Agreement prevents Employee from testifying at an investigation, regulatory audit, administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena.

6.	Choice of Law. The parties agree that the laws of the State of Colorado shall govern this Agreement.

7.
Admissibility. The Parties agree that the Agreement shall not be tendered or admissible as evidence in any proceeding by any Party for any purpose, except that the Agreement may be offered as evidence in a proceeding involving one or more of the Parties in which an alleged breach of the Agreement, the enforcement of the Agreement, or the validity of any term of the Agreement is at issue.

8.
Enforcement. The Parties understand and agree that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek performance of that term and/or any other necessary and proper relief including, but not limited to, damages from the applicable state or federal courts located in the State of Colorado and each agree to be subject to and shall submit to the jurisdiction of such courts for any such action or proceeding. In any such proceeding, the Parties agree that the remaining terms of this Agreement remain in full force and effect, and you further agree not to reinstate any claims otherwise compromised by this Agreement or rely upon the facts which allegedly support such claims.

9.
Sufficiency of Consideration. Employee acknowledges the adequacy and sufficiency of the consideration for the promises set forth in this Agreement. Employee is estopped from raising and hereby expressly waives any claim regarding receipt and/or legal insufficiency of the consideration provided by COMPANY to Employee under this Agreement.

10.
Dispute Resolution and Attorney's Fees. If any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the parties will submit the matter to be mediated by a professional mediator mutually acceptable to the parties. The mediation and all documentation, hearings, and communications relating thereto will be confidential. The parties will share equally the costs of the mediator and shall be responsible for their own costs, travel and related expenses associated with the mediation. If a good faith attempt of mediation does not settle the dispute after sixty (60) days, either party may refer the matter to a court of competent jurisdiction located in Denver, Colorado. The prevailing party in such any litigation shall be entitled to recover from the other party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, reasonable fees and expenses of attorneys and all fees, costs and expenses of appeals.

11.
Insider Trading Policy. You acknowledge that you have been provided a copy of COMPANY's insider trading policy. Although the COMPANY policy will no longer apply to you after your Separation Date, you will still be subject to insider trading laws. Trading in ADES Shares, including liquidating your ADES Shares as part of a 401k roll over, could trigger inadvertent consequences. COMPANY encourages you to seek legal advice before taking any such action.

12.	Binding Agreement. The Agreement shall be binding upon the Parties, their heirs, successors and assigns.

[Rest of Page Intentionally Left Blank]

EXHIBIT "A"

The Centers for Medicare & Medicaid Services (CMS) is the federal agency that oversees the Medicare program. Many Medicare beneficiaries have other insurance in addition to their Medicare benefits. Sometimes, Medicare is supposed to pay after the other insurance. However, if certain other insurance delays payment, Medicare may make a "conditional payment" so as not to inconvenience the beneficiary, and recover after the other insurance pays.

Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 (MMSEA), a new federal law that became effective January 1, 2009, requires that liability insurers (including self insurers), no-fault insurers, and workers' compensation plans report specific information about Medicare beneficiaries who have other insurance coverage. The reporting is to assist CMS and other insurance plans to properly coordinate payment of benefits among plans so that your claims are paid promptly and correctly.

Section I Are you presently, or have you ever been, enrolled in Medicare Part A or Part B?		☐Yes	☒ No
If yes, please complete the following. If no, proceed to Section II.
Full Name: (Please print the name exactly as it appears on your SSN or Medicare card if available.)
Medicare Claim Number:		Date of Birth (Mo/Day/Year)
Social Security Number: (If Medicare Claim Number is Unavailable)	Sex	□Female	□Male

Section II

I understand that the information requested is to assist the requesting insurance arrangement to accurately coordinate benefits with Medicare and to meet its mandatory reporting obligations under Medicare law.

Claimant Name (Please Print)	Claim Number

Name of Person Completing The Form If Claimant is Unable (Please Print)

/s/ Brian Leen	12-17-18
Signature of Person Completing The Form	Date

If you have completed Sections I and II above, stop here. If you are refusing to provide the information requested in Sections I and II, proceed to Section Ill

Section Ill

Claimant Name (Please Print)	Claim Number

For the reason(s) listed below, I have not provided the information requested. I understand that if I am a Medicare beneficiary and I do not provide the requested information, I may be violating obligations as a beneficiary to assist Medicare in coordinating benefits to pay my claims correctly and promptly.

Reason(s) for Refusal to Provide Requested Information:

Signature of Person Completing